Exhibit 5.3

DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com DLA Piper (Canada) LLP T 416.365.3500 F 416.365.7886

April 15, 2021

HEXO Corp.

3000 Solandt Road

Ottawa, Ontario K2K 2X2

Canada

Dear Sirs/Mesdames:

Re:	HEXO Corp.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by HEXO Corp. on April 15, 2021, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, on the cover pages and under the heading “Legal Matters” in the prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP